AMENDMENT NO. 3 TO
RIGHTS AGREEMENT
BETWEEN THE CORPORATION AND
AMERICAN STOCK TRANSFER &
TRUST COMPANY, AS RIGHTS AGENT
RECITALS
A. Express Scripts, Inc. (the “Company”) is a party to that certain Rights Agreement, dated as of July 25, 2001, between the Corporation and American Stock Transfer & Trust Company, as Rights Agent, as amended by Amendment No. 1 dated as of May 25, 2005 and Amendment No. 2 dated as of December 18th, 2009 (the “Rights Agreement”).
B. Pursuant to Section 27 of the Rights Agreement, the Company has the right to supplement or amend certain provisions of the Rights Agreement.
C. On March 2, 2011, the Board of Directors of the Company approved this Amendment to the Rights Agreement as set forth below.
AMENDMENT
1. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows.
     (a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a share of Preferred Stock (or other securities, cash or assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business on March 15, 2011 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.
2. Exhibit B to the Rights Agreement entitled “Form of Right Certificate” shall be hereby amended to replace the date “July 25, 2011” with the date “March 15, 2011” in all places where such date appears.
3. Exhibit C to the Rights Agreement entitled “Summary of Rights to Purchase Preferred Stock” shall be hereby amended to replace the date “July 25, 2011” with the date “March 15, 2011” in all places where such date appears.

4. Section 26 of the Rights Agreement is amended and restated in part to update the address of the Rights Agent by deleting the language which reads:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attn: General Counsel
and replacing such language, in its entirety, with the following:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Attn: General Counsel
5. Upon the expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall be terminated and of no further force or effect whatsoever without any further action on the part of the company or the Rights Agent.
6. The Company and the Rights Agent hereby waive any notice requirements under the Rights Agreement pertaining to this Amendment or any of the matters covered by the Amendment.
7. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.
8. Except as otherwise provided in this Amendment, the terms and conditions of the Rights Agreement shall remain in full force and effect.

Certified as of this 7th day of March, 2011.

EXPRESS SCRIPTS, INC.

By:	/s/ Keith J. Ebling
Name: Keith J. Ebling
Title: Executive Vice President and General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ David H. Brill
Name: David H. Brill
Title: SVP & General Counsel

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